Exhibit 10.26

FORM OF RESTRICTED STOCK AGREEMENT

China Direct, Inc.

431 Fairway Drive, Ste 200

Deerfield Beach, Florida 33441

Dear Restricted Stock Award Recipient:

China Direct, Inc. (the “Company”) is pleased to make the following award to you as described below:

1.    Pursuant to the provisions of the China Direct, Inc. 2008 Non-Executive Stock Incentive Plan, as the same may be amended, modified and supplemented (the “Plan”), the Committee (as defined in the Plan) hereby grants to you as of the award date (“Award Date”) set forth in the Certificate of Restricted Stock Award set forth in Schedule A attached to this Agreement (the “Certificate”), subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of shares of the Company’s common stock, par value $.001 per share (the “Restricted Stock”) set forth in the Certificate related to this award.

2.    It is understood and agreed that the award evidenced by this agreement (the “Agreement”) is subject to the following terms and conditions:

(a)     You shall be entitled to exercise and enjoy all rights and entitlements of ownership of the Restricted Stock, including the right to vote such Restricted Stock on all matters which come before the shareholders of the Company and the right to receive dividends and other distributions thereon, except that, until the Restricted Stock vests (as provided in Section 2(b)) the following restrictions (the “Restrictions”) shall apply: (i) you may not sell, transfer, assign, give, place in trust, or otherwise dispose of or pledge, grant a security interest in, or otherwise encumber the Restricted Stock and any such attempted disposition or encumbrance shall be void and unenforceable against the Company; (ii) dividends and other distributions on the Restricted Stock will be subject to the provisions set forth in Sections 2(e) and 5 hereof; and (iii) your shares of Restricted Stock will be subject to forfeiture pursuant to the provisions of Section 2(c) hereof.

(b)     Subject to the other provisions of this Section 2, the Restricted Stock will vest in accordance with the vesting schedule and terms set forth in Schedule A attached hereto. If the Restricted Stock does not vest according to the terms and conditions set forth in Schedule A, the Restricted Stock will be forfeited and returned to the Company, and all your rights, or the rights of your heirs in and to such Restricted Stock and stock dividends thereon will terminate, unless the Committee determines otherwise in its sole and absolute discretion.

(c)     Subject to Section 2(d) hereof, upon termination of your employment with the Company and its subsidiaries for any reason whatsoever, with or without cause, voluntarily or involuntarily (other than by reason of the your death or permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) all shares of Restricted Stock which have not vested as provided for in Section 2(b) will be forfeited and returned to the Company, and all your rights, or the rights of your heirs in and to such shares and dividends thereon will terminate, unless the Committee determines otherwise in its sole and absolute discretion. Upon your death or permanent and total disability (as defined in Section 22(e)(3) of the Code), the Restricted Stock will vest with respect to a number of shares of Restricted Stock equal to the product of (i) a fraction the numerator of which is the number of completed months elapsed after the Award Date to the date of death or total disability, as the case may be, and the denominator of which is the number of months from the Award Date through the last Vesting Date as set forth on Schedule A and (ii) the number of shares of Restricted Stock set forth in the Certificate that have not vested as provided for in Section 2(b) of this Agreement. As to any shares of Restricted Stock then remaining, all such shares of Restricted Stock shall be forfeited to the Company.

(d)     Notwithstanding the foregoing provisions of this Section 2, if there is a Change in Control (as hereinafter defined) of the Company, all shares of Restricted Stock shall vest. For purposes of this Section 2(d), a “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

(i)        a change in control of the Company that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

(ii)       the Common Stock shall cease to be publicly traded after initially being publicly traded; or

(iii)      the Company’s Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(iv)      the Company’s Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 2(b)(i) above, and such transaction shall have been consummated.

(e)     Cash dividends, if any, that are declared on each share of Restricted Stock prior to the date they vest in accordance with Section 2(b) hereof, will be paid in your name and will be delivered to you by the Company, as soon as practicable following the payment thereof. Stock dividends or other distributions, if any, that are declared on each share of Restricted Stock prior to the date they vest in accordance with Section 2(b) hereof, will be issued in your name but will be subject to the same restrictions as the Restricted Stock and will be held in custody by the Company until the date they vest as provided in Section 2(b) hereof.

(f)     Subject to the provisions of Sections 3, 4 and 5 hereof, upon the date the Restricted Stock vests in accordance with the terms of this Section 2, you shall become entitled to receive a stock certificate evidencing such shares or have shares delivered electronically to your broker, and the Restrictions applicable to those shares of Restricted Stock shall become null and void and cease to exist with respect to such shares.

3.    The issuance or delivery of any shares of Restricted Stock which have vested may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or the NASDAQ National Market System, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to deliver any such shares of Restricted Stock to you if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or the NASDAQ National Market System, or you shall not yet have complied fully with the provisions of Section 5 hereof.

4.    You hereby represent that the Restricted Stock awarded pursuant to this Agreement is being acquired for investment and not for sale or with a view to distribution thereof. You acknowledge and agree that any sale or distribution of shares of Restricted Stock which have vested may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which registration statement has become effective and is current with regard to the shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution. You hereby consent to such action as the Committee or the Company deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including but not limited to placing restrictive legends on certificates evidencing shares of Restricted Stock (whether or not the Restrictions applicable thereto have lapsed) and delivering stop transfer instructions to the Company’s stock transfer agent.

5.    No later than the date as of which an amount first becomes includible in your gross income for federal income tax purposes with respect to any shares of Restricted Stock, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld by the Company with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by you with this paragraph, and the Company shall, unless provision for payment of tax withholding is otherwise made or directed by you and to the extent permitted by law, have the right to deduct any such taxes from any other sums due or to become due from the Company, including from the proceeds from the sale of the shares of Common Stock required to satisfy the withholding requirement. Notwithstanding anything to the contrary contained herein, you shall be responsible for the payment of all taxes required to be paid in connection with the issuance or vesting of the Restricted Stock.

6.    This Agreement does not confer upon you any right to continued employment by the Company or any of its subsidiaries or affiliated companies, nor shall it interfere in any way with our right to terminate your employment at any time for any reason or no reason.

7.    The Plan and this Agreement will be construed by and administered under the supervision of the Committee, and all determinations of the Committee will be final and binding on you.

8.    Nothing in the Plan or this Agreement will restrict or limit in any way the right of the Board of Directors of the Company to issue or sell stock of the Company (or securities convertible into stock of the Company) on such terms and conditions as it deems to be in the best interests of the Company, including, without limitation, stock and securities issued or sold in connection with mergers and acquisitions, stock issued or sold in connection with any stock option or similar plan, and stock issued or contributed to any qualified stock bonus or employee stock ownership plan.

9.    You hereby irrevocably appoint the Company and each of its officers, employees and agents as your true and lawful attorneys with power (i) to sign in your name and on your behalf stock certificates and stock powers covering some or all of the Restricted Stock and such other documents and instruments as the Committee deems necessary or desirable to carry out the terms of this Agreement and (ii) to take such other action as the Committee deems necessary or desirable to effectuate the terms of this Agreement. This power, being coupled with an interest, is irrevocable. You agree to execute such other stock powers and documents as may be reasonably requested from time to time by the Committee to effectuate the terms of this Agreement.

10.    You hereby agree to be bound by all of the terms and provisions of the Plan, a copy of which is available upon your request.

11.    This Agreement may be executed in counterparts, in writing, each of which taken together shall constitute one and the same instrument.

12.    This Agreement, which constitutes the entire agreement of the parties with respect to the Restricted Stock, shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts of law. In the event of any conflict between this Agreement, the Plan or the Certificate, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

13.       This Section shall only apply if you reside outside of the United States and its territories and only to the extent required by applicable law. You hereby acknowledge that the Company holds and processes information relating to your employment, including the nature and amount of your compensation, information relating to grants made by the Company to you under this Option or other share incentive plans, your bank details, social security or national identity number, and other personal details (“Personal Data”). You further acknowledge that the Company is part of a group of companies operating internationally, and that, in connection with this Option or other share incentive plans maintained by the Company, it may be necessary for the Company to make Personal Data available to its subsidiaries and affiliates, to third-party advisers and administrators of any share incentive plans or arrangements, to service providers and other third parties in the ordinary course of business, and to regulatory authorities and tribunals (the “Third Parties”); and that these Third Parties may be located in countries other than your country of residence (the “Third Countries”), including the United States and other countries outside the European Economic Area. You acknowledge that the laws of these Third Countries may not provide for a level of data protection equivalent to that provided for in your country of residence. Any Personal Data made available by the Company as described above in relation to this Option or any other share incentive plan will be for the purpose of administration and management of this Option or any other share incentive plan by the Company, on behalf of the Company, or as otherwise permitted or required by law. You hereby authorize the Company to hold and process the Personal Data for these purposes, and to transfer to the Third Parties and Third Countries any Personal Data to the extent necessary or appropriate to facilitate the administration of this Option or any other share incentive plan. You authorize the Company to store and transmit Personal Data in electronic form. You confirm that, to the extent such rights exist under applicable law, the Company has notified you of your rights of entitlement to reasonable access to the Personal Data and of your rights to rectify any inaccuracies in that data. Any inquiries may be directed to: China Direct, 431 Fairway Drive, Deerfield Beach, Florida 33441, USA, Attention: Chief Operating Officer. You agree that this Section shall supersede and amend and restate in its entirety any personal data protection or similar provision contained in any prior stock, option or similar incentive grant or award made to you by the Company.

IN WITNESS WHEREOF, this Award has been duly executed as of the day and year first above written.

Holder: ________________________________ (sign name) _______________________________ (print name)	China Direct, Inc. By: ________________________________ Name: ______________________________ Title: _______________________________

Schedule – A

Certificate of Restricted Stock Award

Award
Grant Recipient Name:
Grant Date:
Shares Granted:
Vesting Schedule
Number of Shares	Vesting Date